PROXY STATEMENT PURSUANT TO SECTION 14(a)
              OF THE SECURITIES EXCHANGE ACT OF 1934
                       Amendment No. (___)

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ]     Confidential, for Use of the Commission Only (as
        permitted by Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                    PENNS WOODS BANCORP, INC.
________________________________________________________________
         (Name of Registrant as Specified in its Charter)

________________________________________________________________
             (Name of Person(s) Filing Proxy Statement
                    if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No Fee Required
[ ]     Fee computed on table below per Exchange Act
        Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

________________________________________________________________

     2) Aggregate number of securities to which transaction applies:

________________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________

     4)  Proposed maximum aggregate value of transaction:

________________________________________________________________

     5)  Total fee paid:

________________________________________________________________

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

________________________________________________________________

     2)  Form, Schedule or Registration Statement No.:

________________________________________________________________

     3)  Filing Party:

________________________________________________________________

     4)  Date Filed:

________________________________________________________________



                     PENNS WOODS BANCORP, INC.

                      Corporate Headquarters
                      115 South Main Street
                      Jersey Shore, PA 17740

                        Theodore H. Reich
                             Chairman

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON MAY 01, 2002


To Our Shareholders:

     Notice is hereby given that the Annual Meeting of holders of Common Stock of Penns Woods Bancorp, Inc., (the
"Corporation") will be held at the Williamsport Branch Office of Jersey Shore State Bank (the "Bank"), 300 Market Street,
Williamsport, PA 17703-0967, on May 01, 2002 at 1:00 P.M., for the following purposes:

     1. To elect three (3) Class 3 Directors, to serve for a three-year term that will expire in 2005, and until their successors are elected and qualified;

     2. To ratify the appointment by the Corporation's Board of Directors of S.R. Snodgrass, A.C., of Wexford, Pennsylvania,
Certified Public Accountants as the independent auditors for the Corporation for the year ending December 31, 2002; and

     3. To transact such other business as may properly come before the Annual Meeting, and any adjournment or postponement thereof.

     Holders of record at the close of business on March 5, 2002, shall be entitled to notice of and to vote at the Annual
Meeting and any adjournment or postponement thereof.

     You are urged to mark, sign, date and promptly return your Proxy in the enclosed postage-paid envelope so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. The prompt return of your Proxy, regardless of the number of shares you hold, will aid the Corporation in reducing the expense of additional Proxy solicitation.

     You are cordially invited to attend the Annual Meeting. The giving of such Proxy does not affect your right to vote in person at the Annual Meeting, if you give written notice to the Secretary of the Corporation of your intention to vote at the Annual Meeting.

                             By Order of the Board of Directors,



                             Theodore H. Reich
                             Chairman


Dated:  March 21, 2002



                    PENNS WOODS BANCORP, INC.
          115 South Main Street, Jersey Shore, PA 17740

     PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON MAY 01, 2002

Introduction, Date, Time and Place of Annual Meeting

     This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of PENNS WOODS BANCORP, INC. (the "Corporation") a Pennsylvania business corporation, of proxies to be voted at the Annual Meeting (the "Annual Meeting") of holders of Common Stock (the "Common Stock") of the Corporation to be held on May 1, 2002, at 1:00 P.M., at the Williamsport Branch Office of Jersey Shore State Bank (the "Bank"), 300 Market Street, Williamsport, PA 17703-0967, and any adjournment or postponement thereof.

     The main office of the Corporation is located at 115 South Main Street, Jersey Shore, PA 17740. The telephone number is
(570) 398-2213. All inquiries should be directed to Ronald A. Walko, President of the Corporation, (570) 322-1111. The Bank is a wholly owned subsidiary of the Corporation.

Voting Securities

     Holders of record of the Common Stock, par value $10.00 per share, at the close of business on March 5, 2002 will be entitled to notice of and to vote at the Annual Meeting. On March 5, 2002 there were 3,038,590 shares of Common Stock outstanding. Each share of the Common Stock outstanding as of the close of business on March 5, 2002, is entitled to one vote on each matter that comes before the meeting and holders do not have cumulative voting rights with respect to the election of directors.

     Under Pennsylvania law and the Bylaws of the Corporation, the presence of a quorum is required for each matter to be acted upon at the Annual Meeting. Votes withheld, abstentions and broker non-votes will be counted in determining the presence of a quorum for the particular matter.

     Assuming the presence of a quorum, the three nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected. Votes withheld from a nominee and broker non-votes will not constitute or be counted as votes cast for such nominee.

     Assuming the presence of a quorum, the affirmative vote of a majority of all votes cast by shareholders at the Annual Meeting is required for the ratification of the independent auditors. Abstentions and broker non-votes will not constitute or be counted as votes cast and therefore will not affect the vote on the ratification of auditors.

     All Proxies properly executed and not revoked will be voted as specified.

Solicitation

     This Proxy Statement and enclosed form of proxy (the "Proxy") are first being sent to shareholders of the Corporation on or about March 22, 2002. Shares represented by the Proxy, if properly signed and returned, will be voted in accordance with the specifications made thereon by the shareholders. Any Proxy not specifying to the contrary will be voted "FOR" the Class 3 nominees noted, and "FOR" the ratification of the appointment of S.R. Snodgrass, A.C., Certified Public Accountants, as the independent auditors of the Corporation for the year ending December 31, 2002. The execution and return of the enclosed Proxy will not affect a shareholder's right to attend the Annual Meeting and to vote in person if the shareholder gives written notice to the Secretary of the Corporation. The cost of assembling, printing mailing and soliciting Proxies, and any additional material, which the Corporation may furnish shareholders in connection with the Annual Meeting, will be borne by the Corporation. In addition to the solicitation of Proxies by use of the mails, directors, officers and employees of the Corporation and/or the Bank may solicit Proxies by telephone, telegraph or personal interview, with nominal expense to the Corporation. The Corporation will also pay the standard charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding Proxy soliciting material to the beneficial owners of shares.

Right of Revocation

     A shareholder who returns a Proxy may revoke the Proxy at any time before it is voted (1) by giving written notice of revocation to Sonya E. Scott, Secretary, Penns Woods Bancorp, Inc., 300 Market Street, P.O. Box 967, Williamsport, PA 17703-0967, (2) by executing a later-dated Proxy and giving written notice thereof to the Secretary of the Corporation or (3) by voting in person after giving written notice to the Secretary of the Corporation.

Quorum

     Pursuant to the Bylaws of the Corporation, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast, shall constitute a quorum for transaction of business at the Annual Meeting.



                    SECURITY OWNERSHIP OF CERTAIN
                   BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL OWNERS

     As of March 5, 2002, there were no persons who owned of record or who are known by the Board of Directors to be beneficial owners of more than 5% of the Corporation's Common
Stock.

BENEFICIAL OWNERSHIP AND OTHER INFORMATION REGARDING DIRECTORS
AND MANAGEMENT

     The following table sets forth as of March 5, 2002, information regarding the number of shares and percentage of the outstanding shares of Common Stock beneficially owned by each Director, each nominee for Director and each Executive Officer named in the Summary Compensation Table appearing herein, and all Directors and Executive Officers as a group. The following table also sets forth the name, address, principal occupation and certain additional information regarding each Director.

                            Principal                                    *Number
                            Occupation                                   of Shares     Percentage
Name and                    for Past                         Affiliate  Beneficially       of
Address(1)                  Five Years(2)              Age    Since(3)    Owned (4)      Class
----------                  -------------              ---   ---------  ------------   ----------
Phillip H. Bower            Owner,                      68     1989         600(I)        1.54%
Montoursville, PA           Central Equipment Co.             (1989)     39,114(J)
Class 2 (B)                 (Equipment Rental)                            6,192(BI)
                                                                            775(BI)^

Lynn S. Bowes               Farmer                      64     1983      19,746(I)        1.94%
Jersey Shore, PA                                              (1974)     36,005(J)
Class 3 (A)                                                               2,395(BI)
                                                                            775(BI)^

Michael J. Casale, Jr.      Partner in the Law          50     1999       7,150(J)        0.39%
Williamsport, PA            Firm of Casale & Bonner PC        (1999)      4,294(BI)
Class 1 (C)                                                                 500(BI)^

H. Thomas Davis, Jr.        President and               53     1999       9,542(I)        0.33%
Lock Haven, PA              Chief Executive Officer           (1999)        500(BI)^
Class 3 (A)                 of Franklin Insurance Co.,
                            Inc.

James M. Furey, II          President and               54     1990       4,214(I)        0.31%
Cogan Station, PA           Owner of                          (1990)      3,930(J)
Class 2 (B)                 Eastern Wood Products                           440(BI)
                            (Hardwood Lumber Products)                      775(BI)^

Jay H. McCormick            President and Owner of      64     1983      17,664(I)        0.73%
Williamsport, PA            J.H.M. Enterprises, Inc.          (1974)      3,801(BI)
Class 3 (A)                 (Trucking Company)                              775(BI)^

R. Edward Nestlerode, Jr.   Vice President of           49     1995       4,369(I)        0.28%
Lock Haven, PA              Nestlerode Contracting            (1995)      2,445(J)
Class 1 (C)                 Co., Inc.                                       857(BI)
                                                                            775(BI)^

James E. Plummer            Secretary of the Bank;      59     1995       7,030(I)        1.01%
Lock Haven, PA              Retired,                          (1995)     21,746(J)
Class 2 (B)                 Former President of                           1,188(BI)
                            Lock Haven Savings Bank                         775(BI)^

Theodore H. Reich (5)       Chairman of the Bank;       63     1983      19,488(I)        1.98%
Jersey Shore, PA            Chairman of the                   (1973)      4,697(J)
Class 2 (B)                 Corporation                                  28,549(BI)
                                                                          7,490(BI)^

William H. Rockey           Senior Vice President       55     1999      22,584(J)        0.76%
Centre Hall, PA             of the Bank;                      (1999)        500(BI)^
Class 1 (C)                 Senior Vice President of
                            the Corporation; Former
                            President of First National
                            Bank of Spring Mills

Hubert A. Valencik          Senior Vice President       60     1984       7,816(I)        0.39%
Jersey Shore, PA            and Operations Officer of                     1,009(J)
                            the Bank; Senior Vice                         3,150(BI)^
                            President of the Corporation

Ronald A. Walko (6)         President and Chief         55     1986         330(I)        0.40%
Montoursville, PA           Executive Officer of the Bank;    (2000)      6,821(J)
Class 1 (C)                 President and Chief Executive                   384(BI)
                            Officer of the Corporation                    4,725(BI)^

All Executive Officers and
Directors as a Group (D)                                                311,336          10.25%

*(I)  Individual Ownership
 (J)  Joint Ownership
(BI)  Beneficial Interest
  ^   Stock Options granted, not yet exercised

(A)  A Nominee for Class 3 Director whose term, if elected at the Annual Meeting, will expire in
     2005.
(B)  A Director whose term expires in 2003.
(C)  A Director whose term expires in 2004.
(D)  Executive Officers of the Corporation include Sonya E. Scott, Secretary.

(1)  There is no family relationship, by blood, marriage or adoption between any of the foregoing
     Directors and any other Executive Officer or Director of the Corporation or its
     subsidiaries.  None of the foregoing Directors or Executive Officers is involved in any legal action involving the Corporation or the Bank.

(2)  All Directors, nominees and Executive Officers have held the positions indicated or another senior executive position with the same entity or one of its affiliates or predecessors for the past five years except Mr. William H. Rockey who was President of the First National
     Bank of Spring Mills from 1986 through January 8, 1999.

(3)  The date appearing in parenthesis opposite each Director's name in the "Affiliate Since"
     column represents the year in which each such nominee or Director became a Director of the
     Bank.  Each person listed presently serves as a Director of the Corporation except
     Mr. Valencik who joined the Bank in 1984.

(4)  The foregoing Directors and Executive Officers, as of March 5, 2002, according to the information supplied by them, owned beneficially, directly or indirectly, the number of shares of Common Stock of the Corporation set opposite their respective names.  Beneficial
     Ownership is determined in accordance with the definitions of "Beneficial Ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission and may
     include, in addition to shares held by the Director, securities owned by or for the benefit of the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire Beneficial Ownership within 60 days after March 5, 2002.
     Beneficial Ownership may be disclaimed as to certain of the securities.

(5)  Mr. Reich also serves as:  Director - Norcen Industries, Inc.;  Director - Little League
     Baseball Incorporated.

(6)  Mr. Walko also serves as:  Director - Lycoming County SPCA; Trustee - Lycoming Foundation;
     Director - Susquehanna Council, Boy Scouts of America; Pennsylvania Bankers Association -
     Member and Chairman, State Government Relations Committee, - Member, Executive Committee;
     Certified Lender - Institute of Certified Bankers; Director - Williamsport/Lycoming Chamber
     of Commerce.

               THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Corporation appointed the following committees for 2001:

                                                                 Number of
                                                                 Times Met
                                                                During 2001
AUDIT:           Lynn S. Bowes, Michael J. Casale, Jr.,               0
                 James M. Furey, II, Jay H. McCormick,
                 R. Edward Nestlerode, Jr. and James E. Plummer

BUILDING:        Phillip H. Bower, Lynn S. Bowes and                  0
                 H. Thomas Davis, Jr.

The Bank appointed the following committees for 2001:
AUDIT:           Phillip H. Bower, Michael J. Casale, Jr.,            4
                 William S. Frazier, JamesM. Furey, II and
                 James E. Plummer

BUILDING:        Phillip H. Bower, Lynn S. Bowes,                     1
                 Michael J. Casale, Jr. and H. Thomas Davis, Jr.

RETIREMENT:      Lynn S. Bowes, H. Thomas Davis, Jr.,                 0
                 William S. Frazier, Jay H. McCormick and
                 R. Edward Nestlerode, Jr.

INSURANCE:       Phillip H. Bower, Lynn S. Bowes,                     2
                 H. Thomas Davis, Jr., James M. Furey, II and
                 James E. Plummer

SALARY:          Phillip H. Bower, Lynn S. Bowes,                     1
                 Michael J. Casale, Jr., H. Thomas Davis, Jr.,
                 William S. Frazier, James M. Furey, II,
                 Jay H. McCormick, R. Edward Nestlerode, Jr.
                 and James E. Plummer

ASSET LIABILITY: Michael J. Casale, Jr., H. Thomas Davis, Jr.,        4
                 James M. Furey, II, Jay H. McCormick,
                 R. Edward Nestlerode, Jr., Theodore H. Reich,
                 Hubert A. Valencik, Ronald A. Walko,
                 Sonya E. Scott and William P. Young

     The Board of Directors of the Corporation met thirteen (13) times during 2001. The Board of Directors of the Bank met twenty-four (24) times during 2001. All of the Directors attended at least 75% of the aggregate of all meetings of the Board of Directors and the Committees of which they were members.

     The Board of Directors of the Corporation assumes the role of the nominating committee. In determining its nominees for election to the Board, the Board of Directors will consider nominees recommended by shareholders. Such shareholder recommendations for 2003 shall be made in writing no later than January 1, 2003, addressed to the Corporate Secretary, Penns Woods Bancorp, Inc., 300 Market Street, Williamsport, Pennsylvania 17701. Nominations for director to be made at the Annual Meeting by shareholders entitled to vote for the election of directors must be submitted to the Secretary of the Corporation not later than the close of business on the twentieth day immediately preceding the Annual Meeting, which notice must contain certain information specified in the Bylaws. No notice of nomination for election as a director has been received from any shareholder as of the date of this Proxy Statement. If a nomination is attempted at the Annual Meeting that does not comply with the procedures required by the Bylaws or if any votes are cast at the Annual Meeting for any candidate not duly nominated, then such nomination and/or such votes may be disregarded.



Audit Committee Report

     The audit committee of the Board of Directors of the Bank is composed of five independent directors. The members of the audit committee are listed below.

     The audit committee has reviewed the audited financial statements of the Corporation for the fiscal year ended
December 31, 2001, and discussed them with management and the Corporation's independent accountants, S.R. Snodgrass, A.C. The audit committee also has discussed with the independent accountants the matters required to be discussed by the U.S. Statement of Auditing Standards No. 61.

     The audit committee has received from the independent accountants the written disclosures and letter required by the U.S. Independence Standards Board Standard No. 1, and the audit committee has discussed the accountants' independence from the Corporation and management with the accountants.

     Based on the review and discussions described above, the audit committee recommended to the Board of Directors that the Corporation's audited financial statements for the fiscal year ended December 31, 2001, be included in the Corporation's Annual Report on Form 10-K for that fiscal year.

     In connection with new standards for independence of the Corporation's external auditors issued by the Securities and Exchange Commission, during the 2002 fiscal year the audit committee will undertake to consider in advance of the provision of any non-audit services by the Corporation's independent accountants whether the provision of such services is compatible with maintaining the independence of the Corporation's external auditors.

Audit Fees

     Audit fees billed to the Corporation by S.R. Snodgrass, A.C. during the Corporation's 2001 fiscal year for review of the Corporation's annual financial statements and those financial statements included in the Corporation's quarterly reports on Form 10-Q totaled $48,348.

Financial Information Systems Design and Implementation Fees

     The Corporation did not engage S.R. Snodgrass, A.C. to provide advice to the Corporation regarding financial information systems design and implementation during the fiscal year ended December 31, 2001.

All Other Fees

     Fees billed to the Corporation and the Bank by S.R.
Snodgrass, A.C. during fiscal year 2001 for all other non-audit services rendered totaled $112,981, for initial audit and consulting services.

                Members of the Audit Committee
         Phillip H. Bower, Michael J. Casale, Jr.,
           William S. Frazier, James M. Furey, II
                    and James E. Plummer

PRINCIPAL OFFICERS OF THE CORPORATION

     The following table lists the Executive Officers of the Corporation as of March 5, 2002:

                                                             Bank      Number of       Year First
                         Position and/or Offices             Employee  Shares of the   Elected an
Name                Age  With the Corporation                Since     Corporation     Officer
Theodore H. Reich   63   Chairman                             1970      60,224           1983
Ronald A. Walko     55   President & Chief Executive Officer  1986      12,260           1987
Hubert A. Valencik  60   Senior Vice President                1984      11,975           1985
Sonya E. Scott      42   Secretary                            1981       5,421           1984

     Mr. Reich joined the Bank in 1970 as Vice President and Cashier. He served as President of the Bank since 1973 and as President of Penns Woods Bancorp, Inc. since 1983, both until August 2000. Mr. Reich served as Chief Executive Officer until May 1999, when he was named Chairman.

     Mr. Walko joined the Bank in 1986 as Vice President and Senior Loan Officer. He was elected Executive Vice President and Chief Executive Officer of Penns Woods Bancorp, Inc. and the Bank in May 1999, and became President and Chief Executive Officer of Penns Woods Bancorp, Inc. and the Bank in
August 2000.

                      ELECTION OF DIRECTORS

     The Bylaws provide that the Board of Directors shall consist of not less than five (5) nor more than twenty-five (25) Directors who are shareholders, the exact number to be fixed and determined from time to time by resolution of the full Board of Directors or by resolution of the shareholders at any annual or special meeting. The Board of Directors has set the number of Directors at eleven (11). The Bylaws further provide that the Directors shall be divided into three (3) classes, as nearly equal in number as possible, known as Class 1, Class 2 and Class
3. The Directors of each class serve for a term of three (3) years and until their successors are elected and qualified. The Directors of the Corporation serve as follows:

   Class 1 Directors                 Class 2 Directors           Nominees for election as Class 3
whose term expires in 2004:     whose term expires in 2003:        Directors to serve until 2005:
   Michael J. Casale, Jr.             Phillip H. Bower                    Lynn S. Bowes
 R. Edward Nestlerode, Jr.           James M. Furey, II                 H. Thomas Davis, Jr.
    William H. Rockey                 James E. Plummer                   Jay H. McCormick
     Ronald A. Walko                  Theodore H. Reich

     The Proxies solicited hereunder will be voted FOR (unless otherwise directed) the three (3) nominees listed previously for election as Class 3 Directors. Each nominee has agreed to serve if elected and qualified. The Corporation does not contemplate that any nominee will be unable to serve as a Director for any reason. However, in the event one or more of the nominees should be unable to stand for election, Proxies will be voted for the remaining nominees and such other persons selected by the Board of Directors, in accordance with the best judgment of the Proxyholders.



                    EXECUTIVE COMPENSATION

     The following table sets forth the annual compensation for services in all capacities to the Corporation and the Bank for the three years ended December 31, 2001 for those persons who were as of December 31, 2001, Named Executives, (i) the Chief Executive Officer and (ii) the only other Executive Officers whose total annual salary and bonus exceeded $100,000:

                  SUMMARY COMPENSATION TABLE

                   ANNUAL COMPENSATION                           LONG TERM COMPENSATION
--------------------------------------------------------   ----------------------------------
                                                            AWARDS                   PAYOUTS
                                                           -------                   -------
                                                                        Securities
                                                            Restricted  Underlying
    Name and                                 Other Annual   Stock       Options/       LTIP     All Other
    Principal             Salary     Bonus   Compensation   Award(s)    SARs          Payouts   Compensation
    Position       Year   (&) (1)     ($)      ($)  (2)       ($)       (#)  (3)        ($)          ($)
-----------------  ----   -------    -----   ------------   ----------  ----------    -------   ------------
Theodore H. Reich  2001   $157,976   $38,313      $0            $0           0           $0      $6,480 (4)
Chairman (6)       2000   $155,963   $28,313      $0            $0         900           $0      $6,351
                   1999   $166,618   $31,126      $0            $0        1,000          $0      $6,148

Ronald A.Walko     2001   $181,714   $53,770      $0            $0            0          $0      $3,507 (5)
Chief Executive    2000   $157,722   $38,424      $0            $0          900          $0      $5,387
Officer (7)        1999   $135,208   $41,126      $0            $0        1,000          $0      $3,553

Hubert Valencik    2001   $ 94,094   $17,310      $0            $0            0          $0      $1,887 (5)
Senior Vice        2000   $ 90,090   $17,233      $0            $0          750          $0      $2,185
President (8)      1999   $ 87,230   $18,855      $0            $0          750          $0      $2,175

(1) Total includes base salary and directors fees for Mr. Reich and Mr. Walko and base salary for Mr. Valencik. Directors fees paid to Mr. Reich were $11,700, $9,700 and $9,300 in 2001, 2000 and 1999 respectively. Mr. Walko received directors fees of $11,700 and $5,700 in 2001 and 2000 respectively. A retainer fee of $2,500 is included in the directors fee total for 2001, 2000 and 1999.

(2) The cost of certain perquisites and other personal benefits are not included because they do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus.

(3) Indicates number of shares of Common Stock of the Corporation for which options were granted during applicable periods.

(4) Indicates contributions paid in 2001, 2000, and 1999 in the amount of $3,708, $3,579, and $3,376 respectively, by the Bank to the Bank's 401(k) Plan for the benefit of Mr. Reich and life insurance premiums of $2,772 for each year indicated.

(5) Indicates contributions paid by the Bank to the Bank's
401(k) Plan for the benefit of Mr. Walko and Mr. Valencik.

(6) Mr. Reich serves as Chairman of the Corporation and the Bank and is a member of the Board of Directors of the Corporation and the Bank. Mr. Reich served as President until August 22, 2000.

(7) Mr. Walko serves as both Chief Executive Officer and
President of the Corporation and the Bank and is a member of the Board of Directors of the Corporation and the Bank.

(8) Mr. Valencik serves as Senior Vice President of the
Corporation and as Senior Vice President & Operations Officer of the Bank.

                       OPTIONS/SAR GRANTS

     There were no grants of stock options during the fiscal year 2001.



                  AGGREGATED OPTION/SAR EXERCISES
        IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                       Number of
                                                       Securities           Value of
                                                       Underlying           Unexercised
                                                       Unexercised          In-the-Money
                                                       Options/SARs         Options/SARs at
                                                       at FY-End (#)        FY-End($)
                    Shares Acquired   Value            Exercisable/         Exercisabe/
Name                on Exercise (#)   Realized ($)     Unexercisable (1)    Unexercisable (2)
-----------------   ---------------   -----------      -----------------    -----------------
Theodore H. Reich          0               0                7,490/0              $1,679/0
Ronald A. Walko          800           $7016                4,725/0               $0/$0
Hubert A. Valencik         0               0                3,150/0               $0/$0

(1) All amounts represent stock options. No SARs or SARs granted in tandem with stock options were either exercised during 2001 or outstanding at fiscal year-end 2001.

(2) "In-the-money" options are stock options with respect to which the market value of the Corporation's Common Stock exceeded the exercise price at December 31, 2001. The value of such options is determined by subtracting the aggregate exercise price of such options from the aggregate fair market value of underlying shares of Common Stock on December 31, 2001.

                         RETIREMENT PLAN

     The Bank has a noncontributory defined benefit pension plan the ("Plan") for all employees meeting certain age and length of service requirements. Benefits are based primarily on years of service and the average annual compensation earned by an employee, which is the employee's annual compensation averaged over the five highest paid consecutive calendar years within the final ten years of employment. Annual compensation is based upon the employee's W-2 wages, which includes base salary, bonus, personal vehicle mileage for certain executive officers and life insurance coverage that exceeds $50,000. The Bank's funding policy is consistent with the funding requirements of Federal law and regulations. Plan assets are comprised of Common Stock and U.S. Government and corporate debt securities.

     The accrued Normal Retirement Benefit is determined by the following formula: 1.4% of the average annual compensation up to social security covered compensation multiplied by the credited service, plus 2% of the average annual compensation that is in excess of the Social Security covered compensation multiplied by the number of years of credited service. Based on the preceding formula, projected annual retirement benefits for a participant turning age 65 in 2001 are set forth below.


   Final Five Years                               Total Projected Years of Service
  Annual Compensation                            15        20         30         35
---------------------                        -------    -------    -------    -------
        $10,000                                2,100      2,800      4,200      4,900
         20,000                                4,200      5,600      8,400      9,800
         30,000                                6,300      8,400     12,600     14,700
         40,000                                8,651     11,534     17,301     20,185
         50,000                               11,651     15,534     23,301     27,185
         60,000                               14,651     19,534     29,301     34,185
         70,000                               17,651     23,534     35,301     41,185
         80,000                               20,651     27,534     41,301     48,185
         90,000                               23,651     31,534     47,301     55,185
        100,000                               26,651     35,534     53,301     62,185
        125,000                               34,151     45,534     68,301     79,685
        160,000                               44,651     59,534     89,301    104,185
        170,000                               47,651     63,534     95,301    111,185
        200,000*                              56,651     75,534    113,301    132,185
        225,000                               56,651     75,534    113,301    132,185
        250,000                               56,651     75,534    113,301    132,185

*Compensation for the purpose of calculating benefits is limited by the Internal Revenue Code to $200,000.

     The estimated annual benefits payable upon retirement at normal retirement age to Theodore H. Reich as of December 31, 2001 is $108,102, to Mr. Walko is $87,281 and to Mr. Valencik $43,083. As of December 31, 2001, Mr. Reich was credited with twenty-nine years of service, Mr. Walko was credited with fourteen years of service and Mr. Valencik was credited with sixteen years of service. The number of active Plan Participants in 2001 was 125. Total plan assets as of December 31, 2001 were $3,114,979.

                    COMPENSATION OF DIRECTORS

     All directors of the Bank receive $500.00 for each meeting of the Board of Directors and $250.00 for each committee meeting of the Board of Directors of the Bank. A $2,500 retainer fee was also paid to each Director of the Corporation during 2001. In addition, directors receive compensation for accompanying an officer on property appraisals at a rate of $20.00 for the first hour and $10.00 for each subsequent hour. The Secretary of the Board of Directors also receives $50.00 for each Board meeting. In the aggregate, the Board of Directors received $97,200 for all Board of Directors' meetings and committee meetings of the Bank attended. This total also includes the total received for appraisals, the secretarial function and the retainer fee. A portion of fees earned was used to fund a deferred compensation plan for the Directors who participated in the plan.

    BOARD COMPENSATION REPORT ON EXECUTIVE COMPENSATION

     The Board of Directors of the Corporation is responsible for the management of the affairs of the Corporation and the supervision of its subsidiary, Jersey Shore State Bank. The Board of Directors best serves the interest of its shareholders, customers and the communities served by the Corporation and its subsidiary by engaging persons who have the skills and expertise to implement the strategic goals and objectives of the Corporation in a cost-effective manner. The Corporation's philosophy concerning the Bank's compensation program is to offer competitive compensation for each employee based upon their personal performance and contributions to the success of the Corporation.

     The Salary Committee, which is comprised of the nine outside directors listed below, administers the compensation program. The Committee's objective is to establish a compensation policy that will enable the Corporation to attract, retain, motivate and reward executive officers who are critical to the success of the Corporation. The Committee believes that the existing compensation program accomplishes these objectives. The Committee determines annually the compensation of the executive officers, which includes the Chairman, the Chief Executive Officer (the "CEO") and President, a senior vice president and chief financial officer. The Board of Directors ratifies all actions taken by the Committee as they relate to the compensation of the executive officers.

CEO and Named Executive Compensation

     The Board of Directors set the 2001 base compensation for Mr. Theodore H. Reich, at $146,276 based upon an Executive Employment Agreement that was adopted in January 1995. The base compensation for Mr. Ronald A. Walko has also been set at $170,014 based upon an Employment Agreement that was adopted in August 1991. The base compensation for Mr. Hubert A. Valencik was determined to be $94,094 based upon an Employment Agreement that was adopted in October 1984. The Employment Agreements are described on the following pages.

Executive Officers

     Increases in the compensation of the other executive officers is determined by the Committee based upon, among other things, the following factors: earnings, return on assets, return on equity, total assets, and the quality of the loan portfolio of the Corporation and the Bank. Notwithstanding the foregoing, the Committee's determination is based upon a review of all information that it deems relevant in determining, with respect to each particular executive officer, the compensation to be paid to such officer.

     In addition to base salary, the executive officers of the Corporation and the Bank may participate in the annual and long term incentive plans, including stock options and bonuses that are granted to certain senior executive officers and a 401(k) plan. This plan is available to all qualified Bank employees.

     The compensation opportunities that are available to the Bank's employees are influenced by market conditions, the individual's responsibilities, and the employee's contributions to the success of the Corporation. Employees are reviewed annually on a calendar basis. The Bank attempts to offer compensation that is comparable with that offered by other employers in our industry. The Corporation strives to meet its objectives and strategic goals by providing fair compensation to its employees.

                Members of the Salary Committee

     Phillip H. Bower            Lynn S. Bowes
     Michael J. Casale, Jr.      H. Thomas Davis, Jr.
     William S. Frazier          James M. Furey, II
     Jay H. McCormick            R. Edward Nestlerode, Jr.
     James E. Plummer

   COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. James E. Plummer retired from Jersey Shore State Bank in June 1995. He was the president of Lock Haven Savings Bank until April 1995. He is currently a member of the Salary Committee. Mr. Plummer has no disclosable relationships or related transactions with the Corporation or any other subsidiary. He is Secretary of the Board of Directors of the Bank.

            SHAREHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly dollar change in the cumulative shareholder return on the Corporation's Common Stock against the cumulative total return of the S&P 500 Stock Index and the Peer Group Index for the period of five fiscal years commencing January 1, 1996 and ending December 31, 2001. The shareholder return shown on the graph below is not necessarily indicative of future performance.

        COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

Penns Woods Bancorp, Inc. Common Stock, S&P 500 & Peer Group
Index (1)

                          [GRAPHIC]


                            1996         1997         1998         1999         2000        2001
                            ----         ----         ----         ----         ----        ----
S&P 500                   $100.00       133.10       170.82       206.50       187.85      165.59
Peer Group                $100.00       150.19       187.22       169.50       139.59      180.44
Penns Woods Bancorp, Inc. $100.00       155.24       286.03       224.41       189.91      210.03

(1) The Peer Group for which information appears above includes the following companies: ACNB Corporation; Bryn Mawr Bank Corp.; Comm Bancorp, Inc; CNB Financial Corp./PA; Citizens & Northern Corp.; Ephrata National Bank; First Chester County Corp.; First Keystone Corp.; First National Community Bancorp; Franklin Financial Services; IBT Bancorp, Inc. Irwin PA; and NSD Bancorp, Inc. These companies were selected based on four criteria: total assets between $350 million and $825 million; market capitalization greater than $60 million; headquarters located in Pennsylvania; and are quoted on the NASDAQ stock market.

         EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENTS

Mr. Theodore H. Reich

     In January 1995, the Corporation and the Bank entered into an Employment Agreement with Theodore H. Reich. The initial term of the Employment Agreement is three years, subject to an automatic one-year extension on each anniversary date thereof, unless either party gives notice to the other of an intention not to renew. Under the Employment Agreement renewed in 1998, the Corporation or the Bank will pay an annual base salary of $146,276 to the executive. The base salary will be reviewed annually by the Board of Directors and will be subject to annual adjustments. The base salary was adjusted in May 1999, when
Mr. Reich was named to the position of Chairman. In addition, the Board of Directors of the Corporation in its sole discretion provides for the payment of periodic bonuses to the executive. The Employment Agreement also provides for the payment of severance benefits in the event of termination as result of death, disability or without cause as defined in the Employment Agreement by the Corporation or for Good Reason (as defined in the Employment Agreement) by the executive. In the event of the executive's termination as a result of his death, the Corporation or the Bank will make a lump sum payment to his estate in an amount equal to the highest of the base salaries paid to the executive over the three calendar years preceding his termination due to his death but in any event not less than $160,000. In the event of his termination as a result of disability, the Corporation or the Bank will pay to the executive annually an amount equal to his base salary in effect immediately prior to his termination because of a disability for a period of three years beginning on the date of such termination. However, payment of such amount will be reduced by the sum of any benefits payable to the executive under any disability plan of the Corporation or the Bank or under any government regulated plan. In the event of the termination by the executive for Good Reason (as defined in the Employee Agreement) or by the Corporation or the Bank without cause, the executive will receive annually for a period of three years following the date of termination an amount equal to the highest of his base salaries over the three years preceding the date of his termination but in any event not less than $160,000 and an amount equal to the average of the three highest annual base salaries paid to the executive over the five years preceding the date of his termination. The Employment Agreement also requires the Corporation or the Bank to provide certain medical and health benefits to the executive and his spouse following his termination.

     The Employment Agreement also contains a covenant which restricts the ability of the executive to compete with the Corporation for a period of three years following his termination unless such termination was by the executive for Good Reason or by the Corporation or the Bank for other than cause.

Mr. Ronald A. Walko

     In August of 1991, Mr. Walko entered into an Employment Agreement with the Bank. Under the terms of the Employment Agreement, he will receive an annual base salary of $170,014. The term of the Agreement was five years, subject to automatic renewal after each successive five year term. The Agreement was renewed in 2001.

     Under the current Employment Agreement, increases in compensation will be determined in accordance with the annual performance evaluation. Mr. Walko has the right to terminate this agreement upon 60 days written notice to the Bank if he does not receive an increase in compensation on each annual anniversary date. The Bank will also provide at its expense Mr. Walko with an automobile for business purposes, annual membership at the Ross Club or similar organization and all benefits provided to other employees as set forth in the Employee Handbook.

     The Employment Agreement may be terminated by the Bank for cause, as defined in the Agreement, whereby the Bank shall pay one-half the salary of Mr. Walko for the period of time between the Date of Termination and the end of term of the Agreement, or the date Mr. Walko commences comparable employment on a full time basis elsewhere, whichever occurs first. If the agreement is terminated by the Bank without cause the Bank shall pay
Mr. Walko his full salary for the period of time between the Date of Termination and the end of the term of the Agreement, or the date Mr. Walko commences comparable employment elsewhere on a full time basis, whichever occurs first. If during the term of the Agreement Mr. Walko dies or becomes disabled, Mr. Walko or his estate shall be paid an amount equal to six months compensation or the balance due on this contract, whichever is less. If Mr. Walko terminates this agreement because he is reduced to a lessor stature and authority, the Bank shall pay the balance of all sums due under the contract up to the Date of Termination. If Mr. Walko voluntarily terminates his agreement for reasons other than changes in stature and authority, he shall not work for another banking institution having an office in Lycoming County, Pennsylvania for a one-year period after the Date of Termination.

     The Bank has entered into a severance agreement with Mr. Walko. Under the terms of the agreement, if the executive officer's employment is terminated within two years after a change in Control of the Corporation he will be entitled to receive from the Corporation (i) his full compensation and benefits from the Notice of Termination (as defined) until the Date of Termination and (ii) a lump sum severance payment equal to two times the annual average of salary plus bonuses earned by him during the five calendar years preceding the Date of Termination; such amount would be prorated, however, if the termination occurs within two years of his 65th birthday. The Agreement also provides the executive officer with insurance coverage similar to those in effect immediately prior to the Notice of Termination for a period of twenty-four months; however, these will be reduced to the extent that comparable benefits are received by him from another employer during the corresponding period. In addition to the retirement benefits he is entitled to receive under the Bank Pension Plan or any other pension or retirement plan in which he participates, the Corporation will pay him a lump sum equal to the actuarial equivalent of the excess of the accrued retirement pension up to the Date of Termination, adjusted for an additional twenty-four months of credited service at his compensation and the actual accrued up to his Date of Termination (in no event will months of age or service credit be accumulated after his 65th birthday).

     During any period following a Change in Control of the Corporation, if employment is terminated by the employer for Disability, or by the employer or the employee by reason of retirement or death, the benefits shall be determined in accordance with the Corporation's programs then in effect. If the employee is terminated by his employer for cause subsequent to a Change in Control or is terminated by the employee for other than Good Reason or retirement, he shall receive full compensation through the Date of Termination and shall have no further rights under this Agreement thereafter.

     This Agreement will be in effect until Mr. Walko attains age 65 or until the Date of Termination, whichever occurs first.

Mr. Hubert A. Valencik

     In October 1984, Mr. Valencik entered into an Employment Agreement with the Bank, pursuant to which Mr. Valencik agreed to serve in the capacities as described by the Bank, at its discretion. The term of the original Agreement was five years, subject to automatic renewal after each successive five year term. The Agreement may be terminated by Mr. Valencik or the Bank if written notice of the intent not to renew the contract is provided to the other at least thirty days prior to the end of the term. The Agreement was last renewed in 1999. Under the terms of the Agreement, he will receive an annual salary of $94,094 subject to annual increases.

     Under the current Employment Agreement, increases in compensation will be determined in accordance with the annual performance evaluation. The Bank will also provide
Mr. Valencik, at its expense, an automobile for business purposes, annual membership at the Clinton Country Club or similar organization and all benefits provided to other employees as set forth in the Employee Handbook. If at any time this contract is not extended or renewed, the Bank shall at the time of termination pay Mr. Valencik six times the total monthly compensation being received by him at that time.

     The Bank has entered into a severance agreement with Mr. Valencik. Under the terms of the agreement, if the executive officer's employment is terminated within two years after a Change in Control of the Corporation he will be entitled to receive from the Corporation (i) his full compensation and benefits from the Notice of Termination (as defined) until the Date of Termination and (ii) a lump sum severance payment equal to two times the annual average of salary plus bonuses and other sums shown as compensation on his Form W-2, (excluding amounts that are attributable to stock options on the W-2) during the sixty month period ending on the Date of Termination; such amount would be prorated, however, if the termination occurs within two years of his 65th birthday. The agreement also provides the executive officer with insurance coverage similar to those in effect immediately prior to the Notice of Termination for a period of twenty-four months; however, these will be reduced to the extent that comparable benefits are received by him from another employer during the corresponding period. In addition to the retirement benefits he is entitled to receive under the Bank Pension Plan or any other pension or retirement plan in which he participates, the Corporation will pay him a lump sum equal to the actuarial equivalent of the excess of the accrued retirement pension up to the Date of Termination adjusted for an additional twenty-four months of credited service at his compensation and actual accrued up to his Date of Termination (in no event will month of age or service credit be accumulated after his 65th birthday).

     During any period following a Change in Control of the Corporation, if employment is terminated by the employer for Disability, or by the employer or the employee by reason of retirement or death, the benefits shall be determined in accordance with the Corporation's programs then in effect. If the employee is terminated by his employer for cause subsequent to a Change in Control or is terminated by the employee for other than Good Reason or retirement, he shall receive full compensation and all fringe benefits he was entitled to through the Date of Termination and shall have no further rights under this Agreement thereafter.

     This Agreement will be in effect until Mr. Valencik attains age 65.

                     CERTAIN TRANSACTIONS

     There have been no material transactions between the Corporation and the Bank, no any material transactions proposed, with any Director or executive officer of the Corporation and the Bank, or any associate of the foregoing persons. The Corporation and the Bank have had, and intend to continue to have, banking and financial transactions in the ordinary course of business with Directors and Officers of the Corporation and the Bank and their associates on comparable terms and with similar interest rates as those prevailing from time to time for other customers of the Corporation and the Bank.

     Total loans outstanding from the Bank at December 31, 2001 to the Corporation's and the Bank's Officers and Directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $5,192,000 or approximately 12.0% of the total equity capital of the Bank. Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

              RATIFICATION OF INDEPENDENT AUDITORS

     The Board of Directors of the Corporation has appointed the firm of S.R. Snodgrass, A.C., Certified Public Accountants (the "Auditors"), of Wexford, Pennsylvania, as the Corporation's independent auditors for its 2002 fiscal year. Such appointment is being submitted to shareholders for ratification.

     The Auditors served as the Corporation's independent public accountants for the 2001 fiscal year provided assistance to the Corporation and the Bank in connection with regulatory matters, charging the Bank for such services as its customary hourly billing rates. The non-audit services were approved by the Corporation's and the Bank's Board of Directors after due consideration of the effect of the performance thereof on the independence of the Auditors and after the conclusions by the Corporation's and the Bank's Board of Directors that there was no effect on the independence of the Auditors. The Auditors have advised the Corporation that none of its members have any financial interest in the company.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION FOR THE APPOINTMENT OF S.R. SNODGRASS, A.C., AS THE CORPORATIONS' INDEPENDENT AUDITORS FOR THE 2002 FISCAL YEAR. The affirmative vote of a majority of all votes cast at the Annual Meeting is required to ratify the appointment. All proxies will be voted "FOR" ratification appointment unless a shareholder specifies to the contrary on such shareholder's proxy card.

    SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Corporation's Officers and directors, and any persons owning ten percent or more of the Corporation's Common Stock, to file in the personal capacities initial statements of ownership, statements of changes in ownership and annual statements or ownership with the Securities and Exchange Commission (the "SEC"). Persons filing such ownership statements are required by SEC regulation to furnish the Corporation with copies of all such statements filed with the SEC. The rules of the SEC regarding the filing of such statements require that "late filings" be disclosed in the Corporation's proxy statement. Based solely on the Corporation's review of any copies of such statements received by it, the Corporation believes that during 2001 Michael J Casale, Jr., William S. Frazier, Jay H. McCormick, Theodore H. Reich and Ronald A. Walko each had late filings. The late filings were the result of mailing delays and the situation with the Post Offices in Washington after the terrorist attacks on the United States, September 11, 2001.

                         ANNUAL REPORT

     A copy of the Corporation's Annual Report and Form 10-K for its fiscal year ended December 31, 2001 is enclosed with this Proxy Statement. A representative of S.R. Snodgrass, the accounting firm which examined the financial statements in the Annual Report, will attend the Annual Meeting. This representative will have the opportunity to make a statement, if he desires to do so, and will be available to respond to any appropriate questions presented by shareholders at the Annual Meeting.

                      SHAREHOLDER PROPOSALS

     Securities and Exchange Commission Regulations permit shareholders to submit proposals for consideration at Annual Meetings of Shareholders. Any such proposals for the Corporation's Annual Meeting of Shareholders to be held in 2003, must be submitted in writing to the President of Penns Woods Bancorp, Inc., at its principal executive office, 300 Market Street, P.O. Box 967, Williamsport, PA 17703-0967, on or before November 27, 2002, and must comply with applicable regulations of the SEC in order to be included in proxy materials relating to that Meeting.

                          OTHER MATTERS

     The Board of Directors of the Corporation is not aware that any other matters are to be presented for action, other than the matters described in the accompanying Notice of Annual Meeting of Shareholders, but if any matters properly come before the Meeting, or any adjournments thereof, the holder(s) of any Proxy is (are) authorized to vote thereon at their discretion.

                      ADDITIONAL INFORMATION

     UPON WRITTEN REQUEST OF ANY SHAREHOLDER, A COPY OF THE CORPORATION'S REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 2001, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13-a1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, MAY BE OBTAINED, WITHOUT CHARGE, FROM RONALD A. WALKO, PRESIDENT, PENNS WOODS BANCORP, INC.

                             By Order of the Board of Directors



                             Theodore H. Reich
                             Chairman


Dated:  March 22, 2002



[X} PLEASE MARK VOTES                   REVOCABLE PROXY
    AS IN THIS EXAMPLE             PENNS WOODS BANCORP, INC.

                   2002 ANNUAL MEETING PROXY
         THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned shareholder(s) of Penns Woods Bancorp, Inc. (the "Corporation") hereby constitutes and appoints Ronald A. Walko, Hubert A. Valencik and Sonya E. Scott and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of common stock of the corporation, standing in my (our) names on its books on March 5, 2002, at the Annual Meeting of Shareholders of the Corporation to be held at the Williamsport Branch Office, Jersey Shore State Bank, 300 Market Street, Williamsport, Pennsylvania 17703-0967 on May 1, 2002 at 12:30 P.M., and any adjournment or postponement thereof as follows.




Please be sure to sign and date this Proxy in the box below.

                                         Date___________________

________________________________________________________________
Shareholder sign above          Co-holder (if any) sign above


            Detach above card, sign, date and mail in
                  postage paid envelope provided.



1.  ELECTION OF DIRECTORS TO SERVE FOR A THREE YEAR TERM

                         FOR        WITHHOLD         EXCEPT
                         [  ]       [  ]             [  ]

Lynn S. Bowes, H. Thomas Davis, Jr., Jay H. McCormick


INSTRUCTION: To withhold authority to vote for any individual nominee, mark "Except" and write that nominee's name in the space provided below.

________________________________________________________________

2.  PROPOSAL TO RATIFY THE SELECTION OF INDEPENDENT AUDITORS

                         FOR        WITHHOLD         ABSTAIN
                         [  ]       [  ]             [  ]

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.  [  ]

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER
DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S).  IF NO
DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR ALL NOMINEES
LISTED ABOVE AND FOR PROPOSAL 2.

                    PENNS WOODS BANCORP, INC.

Please sign this Proxy exactly as name appears on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, trustee or guardian, or other fiduciary capacity please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or a limited liability company, please sign in partnership or company name by authorized person.

                       PLEASE ACT PROMPTLY
              SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE
SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN
THE ENVELOPE PROVIDED.

___________________________________
___________________________________